Exhibit 10.1

Rules for Cash Incentive Awards under the
Constellation Brands, Inc. Long-Term Stock Incentive Plan

1.
Background. This document describes the rules applicable to “Cash Incentive Awards” granted under Section 10 of the Constellation Brands, Inc. Long-Term Stock Incentive Plan, as Amended and Restated July 18, 2017 (the “Plan”), and shall be referred to as the Annual Management Incentive Program. The Committee adopts these rules pursuant to Section 2 of the Plan. Capitalized terms not specifically defined herein have the meanings specified in the Plan.

2.
Participation. The Committee shall determine in writing who shall receive Awards. Individuals may be granted Awards at any time during a Performance Period provided that such addition occurs before December of the Performance Period. Payments under an Award shall be prorated based on the period of time worked during a Performance Period. An individual granted an Award has no vested or contractual right to the compensation provided herein. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.
Performance Metrics. The Committee will establish in writing at the time or times that it deems appropriate an Award Schedule for each Award, including any target award level and any applicable range of performance (e.g., threshold, target and maximum levels).

4.
Determination of Awards. Following the completion of the Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved. A Participant’s Award may be calculated by multiplying the Participant’s Salary by the Participant’s target award level and performance level (e.g., threshold, target, maximum, etc.) set forth in the Award Schedule with respect to each Performance Goal, and multiplying such amount by the percentage of the Award allocated to that Performance Goal under the Award Schedule. If the actual performance level falls between the designated levels of performance set forth in the Award Schedule, the percentage by which the Participant’s salary is multiplied may be interpolated. A similar calculation is performed for all of the Performance Goals, and the Participant’s total Award may be the sum of these calculations. The Committee may increase or decrease the amount to be paid under an Award in its sole discretion to adjust for events not considered when it determined the Performance Goals or to take into account individual performance.

5.
Payment of Awards. The Committee shall approval the payment of Awards to Executive Officers. Payments shall in no event be made later than the 15th day of the third month following the end of the Performance Period.

6.
Termination of Employment. Except as set forth below, in the event that a Participant terminates employment for any reason before the last day of the Performance Period, the Participant will forfeit all rights to an Award with respect to that Performance Period.

In the event of a Participant’s Retirement, Disability, death, or involuntary termination without Cause prior to the end of the Performance Period, the Company will pay a ratable portion of the Award that would have been paid to the Participant if the Participant had not terminated employment. Such Award, if any, will be paid at the same time Awards are paid to similarly situated Participants who do not terminate employment. The ratable portion of the Award shall be determined by multiplying the Award that would have been paid to the Participant if the Participant had not terminated employment by a fraction, the numerator of which is the number of full or partial months during the Performance Period during which the Participant was employed, and the denominator of which is the number of calendar months in the Performance Period.

In the event of a Participant’s termination of employment on or after the last day of the Performance Period and before the payment date for any reason, the Committee will pay the Participant the Award that would have been paid to the Participant if the Participant had not terminated employment. Such Award, if any, will be paid at the same time Awards are paid to similarly situated Participants who do not terminate employment.

7.
Effect of a Change in Control. In the event of a Change in Control, as defined under the Plan, the Performance Period shall end on the date of the Change in Control and the Performance Goals shall be adjusted to reflect the early termination of the Performance Period. If the Performance Goals, as adjusted, are deemed satisfied by the Committee, a Participant may receive a ratable portion of the Award that would have been paid if the Performance Period had not been terminated early and the Performance Goals had been satisfied. The ratable portion of the Award shall be determined by multiplying the original Award by a fraction with a numerator equal to the number of months from the first day of the Performance Period to the date of the Change in Control (including any fractional month) and a denominator equal to twelve.

8.
No Right to Employment. Receiving an Award shall not confer upon any Participant any right to continued employment. The right to dismiss any employee with or without cause or notice is specifically reserved to the Company.

9.
Withholding for Taxes. Payments under an Award shall be treated as supplemental wages when determining the amount of any federal or state taxes or other employment related withholdings required by law to be withheld with respect to such payments.

10.	Definitions.

“Award” shall mean a Cash Incentive Award as defined under Section 10 of the Plan.

“Award Schedule” shall mean the documentation that sets forth the Performance Goals applicable to an Award(s) for a Performance Period, including any target award level and any applicable range of performance.

“Cause” means gross negligence or willful misconduct or commission of a felony or an act of moral turpitude determined by the Chief Executive Officer of the Company or the Board to be detrimental to the best interests of the Company or, such other definition set forth in a written employment agreement with the Company.

“Company” shall mean Constellation Brands, Inc. and its direct and indirect subsidiaries.

“Disability” means, unless the Committee specifies otherwise in a Participant’s Award document, a termination of employment due to the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months, all as verified by a physician acceptable to, or selected by, the Company.

“Performance Period” shall be the period commencing on March 1 and ending on the last day of February.

“Retirement” means a termination of employment by an employee who is at least 60 years of age and after at least 5 years of service with the Company, other than when grounds exist for the employee’s termination for Cause.

“Salary” shall mean the Participant’s actual base compensation earned for the applicable Performance Period. Actual base compensation earned shall be determined exclusive of any other compensation such as equity or cash-settled awards or grants of any kind, any income related to equity or cash-settled awards

(such as from stock option exercises, equity vesting events, dividends, or dividend equivalents), annual or one-time bonus awards, etc.